Exhibit 10.4

                      @HOME NETWORK/DATAMARK HOLDING, INC.
                   CONTENT LICENSE AND DISTRIBUTION AGREEMENT

       This Content License and Distribution Agreement (the "Agreement") is made as Of July 10, 1998 (the "Effective Date") by and between At Home Corporation, a Delaware corporation with principal offices at 425 Broadway, Redwood City, CA 94063 ("@Home"), and DataMark Holding, Inc. d.b.a. Digital Courier Technologies, Inc., a Delaware corporation with principal offices at 448 East 6400 South, Suite 400, Salt Lake City, UT 84107 by and through its wholly-owned subsidiary, WeatherLabs, Inc. ("DCTI").

       In  consideration  of  the  representations,   warranties  and  covenants
contained herein, and other good and valuable consideration, the parties agree to be bound by the terms and conditions contained in this Agreement.

 1.    Definitions.

       a) "@Home Service" means @Home's International subscription broadband service offering.

       b) "Above the Fold" means situated within that portion of a page that is designed to be visible on a standard computer screen with a resolution of 800 pixels by 600 pixels without requiring the user to scroll horizontally or vertically through the page.

       c) "Channel Home Page" means the first page or top level page accessed by a subscriber when entering a given channel on The @Home Service (e.g. "News" or "Finance") using a persistent navigation button with the name of the channel depicted which is directly accessible from anywhere within the @Home Service.

       d) "Co-branded Weather@Home" means a customized, optimized and mirrored version of Weather@Home that is located within WeatherLabs Online which will contain a comprehensive offering of the products and services that are substantially similar to those offered on Weather@Home.

       e) "Contract Year" means a period beginning on the Effective Date or any anniversary thereof, and ending one year later.

       f) "Cover Feature" means the portion of a Channel Home Page that is produced daily by the @Home editorial staff.

       g)   "DCTI   Competitors"   means   Accuweather,   The  Weather  Channel,
            WeatherNews  Inc.,   Weather  Services   Corporation,   Intellicast,
            National Weather Center, and USA Today.

       h) "Distribution Affiliates" means at any given time, @Home's then-current domestic and International distribution affiliates who offer the @Home Service. As of the Effective Date, the Distribution Affiliates are: Tele-Communications Inc., Cablevision Systems Corp.,

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            Comcast  Corporation,  Cox  Communications,  Bresnan  Communications
            Company, Insight Communications, Jones Intercable, Garden State Cable, Cogeco Cable, Lenfest Communications, InterMedia Partners, Marcus Cable, Century Communications, Rogers Cablesystems Limited and Shaw Communications.

       i) "Impression" means a single viewing of a page. An Impression is recorded whether or not the viewer acts on an advertisement located on that page.

       j) "Net Advertising Revenue" means the gross advertising and sponsorship revenue collected by @Home which is directly attributable solely to Weather@Home, less third party agency commissions and seller sales costs to be computed as 20% of the gross advertising and sponsorship revenue on Weather@Home.

       k) "News Channel" means a collection of web pages on the @Home Service that are grouped together by a persistent, dedicated navigation HTML button currently labeled "News", which is directly accessible from anywhere within the @Home Service.

       l) "News Home Page" means the first page accessed by a subscriber when entering the News Channel.

       m) "Semiannual Period" means, with respect to any Contract Year, a six month period starting at either. (i) the beginning of such Contract Year; or (ii) six months after the beginning of such Contract Year.

       n) "WeatherLabs Online" means the World Wide Web site with URL: www.weatherlabs.com.

       o) "Weather@Home" means an HTML feature page embedded within the @Home News Channel, and accessible via a dedicated subchannel HTML button, containing weather content and customized for placement on the @Home Service, all as further described herein and in Exhibit A, which represents a sample Weather@Home Home Page (with navigation depicted) for illustrative purposes.

       p) "Weather Video Wall" means an HTML feature page that may be embedded within Weather@Home (via an HTML link) or other channels and applications on the @Home Service, with any additional placements determined by @Home. The Weather Video Wall will contain one or more .jpeg or .gif images hyperlinked to multimedia videos with a weather focus that may be provided by DCTI and/or other content providers.

 2.    @Home Channel Contribution.

       a) Weather@Home Page During the term of this Agreement, the Weather@Home page will display and provide content, navigation, and features which are Substantially Similar to those shown in Exhibit
            A. For purposes of this Section 2(a),  "Substantially Similar" means

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            approximately  the same relative  branding size and  prominence  for
            WeatherLabs content as depicted in Exhibit A. The Weather@Home page will be free of charge to all @Home subscribers.

       b) Persistent Channel Navigation During the term of this Agreement, @Home will provide one button in the News Channel navigation bar exclusively dedicated to accessing Weather@Home (the "Weather Button"). This button will receive persistent placement, will be accessible from any page within the News Channel area, and will link to Weather@Home. The button will appear in a position that best encourages use of the @Home News Channel and will appear Above the Fold. In addition, @Home may, in its sole discretion, add additional navigational elements or links across the @Home Service which link to all or part of Weather@Home.

       c) DCTI Exclusive Position. DCTI will receive an Exclusive Position within the @Home Service. As used in this Agreement this "Exclusive Position" means:

            i) Elimination of Navigation Placement. @Home will not include in the News Channel any persistent navigation or any persistent button which links to pages displaying content from DCTI Competitors.

            ii)  DCTI Competitor Content With the exception of video, @Home will
                 not  display  any  content   from  DCTI   Competitors   on  the
                 Weather@Home page during the term of this Agreement.

            iii) Video from Other Providers.  DCTI agrees and acknowledges  that
                 @Home has made commitments to another weather provider for placement of one or more video weather segments on the Weather@Home page (as generally depicted on Exhibit A - "Video Assets"), and may launch a Weather Video Wall on the @Home Service at some future date during the term of the Agreement. In no event will @Home's placement of video from a weather provider other than DCTI on the Weather@Home page or the integration of a Weather Video Wall from a weather provider other than DCTI constitute a breach of this Agreement.

       d) Editorial Autonomy . Notwithstanding the provisions of Section 2(c) above, DCTI's Exclusive Position will not preclude @Home from:

            i) Permitting @Home editors to place editorial content from DCTI Competitors (which may include a link back to the content provider) in any Cover Feature.

                 a) In those cases where a variety of sources provide similar information or materially similar coverage of a weather story that appears in a Cover Feature, and where The Weather Labs provides similar information or materially similar coverage of such a weather story, @Home's editors will give preferential treatment to The Weather Labs Source within the respective Channel Home Page Cover Feature.

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                 b)   In those  cases  where  The  Weather  Labs  provides  only tangentially related or less extensive coverage for a Cover Feature topic than other sources, @Home reserves the right to link to other information sources within or outside of the Channel Home Page on a basis which provides preferential treatment to such other sources. However, in
                      cases   where  The   Weather   Labs  has   material   that
                      beneficially supplements an @Home weather feature, @Home will make reasonable efforts to link to that material.

            ii) Permitting @Home editors to place their own news and weather stories within the News Channel or other Channels across the service.

            iii) Permitting the Distribution Affiliates complete autonomy in the programming of the local area of the @Home Service.

       e) DCTI will offer @Home the option to integrate any newly developed online weather products, content and software tools that DCTI invents. If a competing weather content provider offers @Home a weather service or product that WeatherLabs does not offer at that time, @Home will give DCTI, upon a 60-day written notice, an opportunity to develop and produce a similar or superior weather service or product first before using any DCTI Competitor's service or product.

 3.    @Home Marketing Contribution.

       a) Ad Inventory . At part of its consideration hereunder, @Home will provide DCTI with Above the Fold advertising at no additional cost in the amounts set forth herein to promote Weather@Home. The advertisements will be cross-promoted across the @Home Channels (run of site) such as "Finance", "News", "Entertainment", and "Technology", at the following levels: 200,000 Impressions during the first Contract Year, 450,000 Impressions during the second Contract Year, and 700,000 Impressions during the third Contract Year. @Home will also provide creative services to assist the production of up to four B*Box advertisements per year. This may include a marketing campaign to build a broader consumer awareness of Weather@Home and/or Co-Branded Weather@Home.

       b) Outbound Marketing. Home will use reasonable efforts with its Distribution Affiliates to include the WeatherLabs in any content-related external marketing pieces. These marketing pieces will, at a minimum, include the WeatherLabs logo but may also include the WeatherLabs descriptions, screen shots, video of the @Home Service which includes Weather@Home, etc. Possible marketing avenues may include, but are not limited to, cable TV spots, newspaper ads, bill stuffers, postcards, door hangers, direct mail, and take-one brochures.

       c) Other Online Marketing . @Home and DCTI will work together to include the WeatherLabs in other appropriate online mechanisms for showcasing Weather@Home and other offerings as these mechanisms are developed.

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       d)   Usage  Data.  @Home will  provide  DCTI with  aggregated  usage data concerning access (unique site visitation, total Impressions, etc.) by visitors to Weather@Home. Usage data reports will be provided semi-annually and as reasonably requested by DCTI The reports will be delivered in the format most commonly collected by @Home. All usage data will be considered Confidential Information of @Home. Unless @Home is legally or contractually otherwise required, @Home will not provide to any third party, other than Distribution
            Affiliates,   usage  data   specific   to   WeatherLabs   Online  or
            Weather@Home that has not been aggregated with other data, without DCTIs prior consent.

 4.    @Home Network and Distribution Contribution.

       a) @Home Distribution. @Home will distribute Weather@Home through all means by which it distributes its national content to subscribers using personal computers.

       b)   Channel  Serving and  Distribution.  @Home.  will  provide  backbone transport, caching, and network management associated with the distribution of Weather@Home and any related content to @Home subscribers over the @Home Network. Without limiting any rights @Home. may have under applicable laws, DCTI agrees that @Home may promote (as contemplated by this Agreement), transport (i.e. transmit and serve), cache on proxy servers, replicate on replication servers and reproduce on related storage devices operated by @Home and its Distribution Affiliates, the content provided by DCTI to @Home for Weather@Home.

       c) Connectivity to the @Home Backbone If both parties together determine that a direct connection is required between @Home and the WeatherLabs, @Home and DCTI will share equally (50/50) the cost of direct connectivity from the DCTI Data Server Farm and the nearest @Home Network backbone access point.

 5.    DCTI Contribution.

       a) Co-branded Weather@Home site. DCTI will create and host the Co-branded Weather@Home. Except as mutually agreed in writing by the parties, the Co branded Weather@Home site will contain, at a minimum, the content described in Section 5b and will not contain any third-party products, services, programming or elements generally not depicted in Exhibit A. DCTI will review, delete, edit, create, update and otherwise manage all content available on or through the Co branded Weather@Home site in accordance with the terms of this Agreement. DCTI will ensure that the Co-branded Weather@Home site does not in any respect promote, advertise, market or distribute the products, services or content of any other interactive service or any entity reasonably construed to be in competition with @Home. Additionally DCTI will bear responsibility for the implementation, management and costs associated with the Co-branded Weather@Home site.

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       b)   Weather  Content.  Weather@Home  and  Co-branded  Weather@Home  will consist of a News On-Line weather service that is rich in graphics, text, and animations and will include, at a minimum, weather data supplied by DCTI as follows:

            i)   24-hour round-the-clock weather information;

            ii)  Day Local Forecast, Regional Forecast, & National Forecast;

            iii) Local, Regional, and National Radar Map;

            iv)  Local, Regional, and National Satellite Imagery;

            v)   Severe Weather Report; and

            vi)  Weather Personalization Features.

       c) Ad Inventory At part of its consideration hereunder, DCTI will provide @Home with advertising banners at no cost in the amounts set forth herein to promote Weather@Home or other @Home offerings. Such banner Impressions shall be provided on a "run-of-site" basis, that is, the banner Impressions shall be substantially distributed randomly both throughout The Weather Labs Online and over the course of a twenty-four (24) hour day, until such banner Impressions are achieved at the following levels: 2,000,000 banner Impressions during the first Contract Year, 3,500,000 banner Impressions during the second Contract Year, and 5,000,000 banner Impressions during the third Contract Year. If DCTI is unable to deliver the minimum number of Impressions, subject to @Home's approval (which shall not be unreasonably withheld), DCTI will provide @Home, as its sole remedy, with a comparable promotional placement.

       d) Production Work. DCTI will be responsible for all production work associated with Co-branded Weather@Home, including all related costs and expenses.

       e) Hosting; Communications. DCTI will be responsible for all communications, hosting and connectivity costs and expenses associated with the Co-branded Weather@Home site. In addition, DCTI will provide all computer hardware (e.g., servers, network devices, routers, switches, telephones and other similar equipment) and all computer software (e.g., web servers, operating systems, applications, databases and other similar resources) necessary for DCTI to access the @Home Network.

       f) Traffic Flow. DCTI will take reasonable efforts to ensure that @Home traffic is either kept within the Co-branded Weather@Home site or channeled back into the @Home Network (with the exception of advertising links sold and implemented pursuant to the Agreement). The Parties will work together on implementing mutually acceptable links from the Co-branded Weather@Home site back to the @Home Service.

       g) Active Web Presence. During the term of this Agreement, WeatherLabs will maintain an Active Web Presence. For the purpose of this Agreement, "Active Web Presence" means the maintenance of the

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            WeatherLabs  World  Wide Web site that  offers at least the level of performance and functionality as offered on the Effective Date (including breadth and depth of offerings, services and suppliers).

       h) Quality of Services. If the quality of the primary features and functions of Weather@Home (including frequency of updates, breadth and depth of coverage, usability, etc.) are not substantially equal to or better than the analogous functions and features provided by other third party content providers of weather information, then @Home may so notify DCTI in writing of such deficiencies, including a description of how Weather@Home is deficient. Within thirty (30) days of receiving such notice DCTI will provide @Home with a reasonable plan for rectifying such deficiencies. Such plan must be completed as soon as possible and in no event later than ninety (90) days after the date DCTI received the notice of deficiency. If DCTI fails to provide such plan or to implement it within such periods, or if such implementation does not rectify the specified deficiencies, then @Home may terminate all or any relevant portion of the "Exclusive Position" granted to DCTI under Section 2 above.

       i) @Home Exclusive Position. During the term of this Agreement, DCTI will not directly distribute the WeatherLabs content through any Distribution Affiliates.

       j) Customer Support. @Home will forward all telephone calls and e-mails @Home receives related to Weather@Home to DCTI personnel if weather support is needed.

       k) Weather Data Feed. DCTI will provide @Home HTTP access to a regularly updated weather data file, in a mutually agreed upon format defined by both parties.

       1) Problem Escalation. DCTI will provide a contact point for problem escalation. DCTI will make all reasonable efforts to respond to problem escalation within one hour of notification.

 6.    Joint @Home/DCTI Contribution.

       a) User Interface and Content. @Home and DCTI will mutually agree on the User interface design and on the types of content which appear in:

            i) The Weather@Home page, which shall be consistent with the @Home look-and-feel, and

            ii)  The Co-branded Weather@Home site.

       b) Technical Specifications. DCTI and @Home will mutually agree upon the technical specifications for Weather@Home and Co-branded Weather@Home. If @Home makes changes in the applicable technical specifications, DCTI will make good faith efforts to comply with such changes.

       c) @Home User Interface Change @Home reserves the right to change the @Home Service user interface at its discretion; provided that: (a)

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            @Home will give DCTI reasonable advance notice of any change that is reasonably likely to have a material impact on DCTI promotional placements (including, among other things, the size, functionality, prominence or relative importance of such placements) or advertising Impressions and an opportunity to consult with @Home regarding such change, and (b) following any such change, @Home will provide DCTI with promotional and exclusivity placements substantially similar to those described in this Agreement.

 7.    Cash Compensation.

       a) Guaranteed Service Payments to @Home The parties have agreed that the cash value of the services provided by @Home during the term of the agreement (as outlined hereunder) are One Hundred Fifty Thousand Dollars ($150,000) in Contract Year one, Three Hundred Fifty Thousand Dollars ($350,000) in Contract Year two, and Five Hundred Thousand Dollars ($500,000) in Contract Year 3. In consideration for the above services, DCTI will pay @Home a non-refundable guaranteed payment of One Million Dollars US ($1,000,000) as follows:

            i)   Upon execution of this Agreement:

                 a)   Two Hundred Sixty-Six Thousand Dollars (US$266,000); and

                 b) 20,534 shares common stock of DCTI to be registered on an S3 Shelf Registration Statement (the "Common Stock"), such number of shares of Common Stock as determined by dividing the 12-day trailing average price per share of DCTI Common Stock for the 12 days prior to the Effective Date, computed as nine dollars and seventy four cents ($9.74) per share, as reported on the NASDAQ Stock Market (the "Market Price") into Two Hundred Thousand Dollars (US $200,000).

                 c) DCTI represents and warrants that it is eligible to file an S-3 Shelf Registration (the "Registration Statement") and will complete such registration within ninety (90) days of the Effective Date. The Registration Statement shall remain in effect for a period of one year from its effective date.

            ii) On the first anniversary of the Effective Date: Two Hundred Sixty-Seven Thousand Dollars (US $267,000); and

            iii) On the second  anniversary  of the Effective  Date: Two Hundred
                 Sixty-Seven Thousand Dollars (US $267,000).

       b) Method of Payment. Cash payments will be made by check or wire transfer to the following account: Silicon Valley Bank Santa Clara, Routing/ Transit # 121140399, For Credit of At Home Corporation, Credit Account # 3300113199, By Order of: DCTI.

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 8.    Warrants.

       a)   Grant of Warrants.

            i) First Warrant. DCTI will grant to @Home a warrant representing the right for a seven (7) year period to purchase an aggregate of One Hundred Thousand (100,000) shares of unrestricted DCTI Common Stock (the "Warrant Shares") at an exercise price of nine dollars and seventy four cents ($9.74) per share. Such warrant shall be covered by the Registration Statement.

            ii) Second Warrant. DCTI will grant to @Home a warrant representing the right for a seven (7) year period to purchase an aggregate of One Hundred Thousand (100,000) shares of unrestricted DCTI Common Stock (the "Performance Warrant Shares") at an exercise price equal nineteen dollars and forty-eight cents ($19.48) per share. Such warrant shall be covered by the Registration Statement.

            iii) The parties  will work  together to execute  warrant  documents within thirty (30) days of the Effective Date.

       b) Vesting of Warrant Shares. The Warrant Shares granted hereunder shall vest and become exercisable immediately upon the Effective Date.

       c) Vesting of Performance Warrant Shares. The Performance Warrant Shares granted hereunder shall vest and become exercisable in accordance with the following schedule:

            i) At the end of the first Contract Year, provided that Weather@Home shall have received at least three million (3,000,000) Impressions during each of the foregoing quarters or a total of twelve million (12,000,000) Impressions over the course of the Contract Year, thirty-three percent (33%) of the Performance Warrant Shares (33,333.33 shares) shall vest and become immediately exercisable.

            ii) At the end of the second Contract Year, provided that Weather@Home shall have received at least ten million (10,000,000) Impressions during each of the foregoing quarters or a total of forty million (40,000,000) Impressions over the course of the Contract Year, thirty-three percent 33% of the Performance Warrant Shares (33,333.33 shares) shall vest and become immediately exercisable. In addition, up to 33% (33,333.33) additional Performance Warrant Shares shall vest and become immediately exercisable as of this date to the extent that: (1) these shares did not vest in the prior Contract Year due to @Home's failure to reach the Impression target set forth herein for that Contract Year; and (ii) @Home has subsequently performed hereunder to remedy any such shortfall.

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            iii) At  the  end  of  the  third  Contract   Year,   provided  that
                 Weather@Home shall have received at least twenty-one million (21,000,000) Impressions during each of the foregoing quarters or a total of eighty four million (84,000,000) Impressions over the course of the Contract Year, thirty-three percent 33% of the Performance Warrant Shares (33,333.34 shares) shall vest and become immediately exercisable. In addition, up to 66% (66,666.66) additional Performance Warrant Shares shall vest and become immediately exercisable as of this date to the extent that:(i) these shares did not vest in the prior Contract Years due to @Home's failure to reach the Impression target set forth herein for those Contract Years; and (ii) @Home has subsequently performed hereunder to remedy any such shortfall.

            iv) The warrant agreement shall contain a net exercise provision such that @Home can commence its Rule 144 holding period on the date of issuance of the warrants.

            v) Notwithstanding the foregoing, all Performance Warrant Shares shall immediately vest in the event that: (a) @Home and DCTI enter into a binding agreement with respect to the promotion by @Home of other content or commerce offerings that may include either VideosNow or netClearing, both products of DCTI; or (b) a change of control of DCTI occurs, whichever is earlier.

 9.    Other Financial Considerations.

       a)   Advertising Revenue .

            i) Inventory Selling on Weather@Home @Home has the exclusive right to sell advertising inventory on the Weather@Home page.

            ii) Inventory Selling on Co-branded Weather@Home DCTI has the exclusive right to sell promotions, advertisements, links pointers or similar services or rights on the Co-branded Weather@Home site. The specific advertising inventory within the Co-branded Weather@Home site win be as reasonably determined by DCTI. Notwithstanding the foregoing, in the event that DCTI desires to retain a third party to sell advertisements in the Co-branded Weather@Home site on behalf of DCTI, DCTI shall first offer to @Home the right to sell such Advertisements on behalf of DCTI. All advertisements in the Co-branded Weather@Home site shall be subject to @Home's then-applicable advertising policies, exclusivity obligations and prior approval.

            iii) Revenue  Split  on   Weather@Home   During  the  term  of  this
                 Agreement, @Home will remit to DCTI 40% of its Net Advertising Revenue generated from Weather@Home.

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            iv)  No Revenue Split on Co-branded  Weather@Home During the term of this Agreement, DCTI will keep all Advertising and Sponsorship Revenue generated from Co-branded Weather@Home.

       b) Payment Frequency . All Net Advertising Revenue amounts owed from one party to the other shall be paid within thirty (30) days of the end of each Semiannual Period of each Contract Year.

       c) Alternative Revenue Streams. In the event DCTI or any of its affiliates receives or desires to receive, directly or indirectly, any additional revenues in connection with the Co-branded Weather@Home site (an "Alternative Revenue Stream"), DCTI will promptly inform @Home in writing, and the Parties will negotiate in good faith regarding whether DCTI will be allowed to market products producing such Alternative Revenue Stream through the Co-branded Weather@Home site, and if so, the equitable portion of revenues from such Alternative Revenue Stream (if applicable) that will be shared with @Home.

       d) Audit Rights . DCTI will maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, @Home will have the right, at its expense, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection of portions of the books and records of DCTI which are relevant to DCTIs performance pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice.

       e) Taxes. DCTI will be solely responsible for the payment of, and will indemnify and hold @Home harmless from, any sales, use, excise, import or export value added or similar tax or duty not based on @Home's net income, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys' fees.

 10.   Commencement.

       a) Both parties agree to use reasonable commercial efforts to cause Weather@Home to become commercially available to @Home subscribers on or before sixty (60) days from the Effective Date.

 11.   Term and Termination.

       a) Initial Term. The initial term of this Agreement will begin on the Effective Date and will end three (3) years after the date that Weather@Home page is first commercially available to @Home subscribers.

       b)   Termination   Due  to  Breach.   Either  party  may  terminate  this
            Agreement,  effective upon thirty (30) days' written notice,  if the

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            other  party  fails  to  cure a  material  breach  of  any  material obligation under this Agreement within thirty (30) days following written notice to such party.

       c) No Liability for Termination. Neither @Home nor DCTI will have any liability to the other merely as a result of termination of this Agreement in accordance with this Section 11, however all amounts earned but unpaid as of such termination shall be due and payable to either party in accordance with the terms set forth in this Agreement.

 12.   Trademarks.

       a) Use During Agreement. @Home and DCTI each will have the right, without charge, to use in promoting Weather@Home and the @Home Service the other's business name and any tradenames, trademarks and service marks that @Home may adopt for use with the @Home Service (collectively, "@Home Marks") and that DCTI may adopt for use with Weather@Home and/or Co-branded Weather@Home (collectively, "DCTI Marks"). However, any such use must be identical to use by the party that owns the Mark, and as approved by the owner in writing in advance, or otherwise in accordance with any trademark usage guidelines communicated by the owner. DCTI expressly authorizes the use of DCTI Marks in connection with the outbound marketing described in Section 3(b), and will provide @Home with guidelines for how to describe/display the WeatherLabs in @Home marketing efforts.

       b) Proprietary Rights . The owner retains all goodwill and all other rights thereto, and the other party obtains no goodwill or any other rights thereto as a result of the use of the owner's Marks. Except as explicitly set forth herein, no other licenses or rights are granted or implied.

 13.   Representatives and Warranties; Indemnification.

       a) Mutual Representations and Warranties. Each party to this Agreement represents and warrants to the other party that: (a) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound; and (c) when executed and delivered by such party, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

       b) DCTI Representations and Warranties. DCTI warrants that it has full power and authority to provide the data provided hereunder (the "Weather Data") and the Weather Data will be substantially similar to the specifications set forth in Exhibit A. DCTI represents that it will deliver the Weather Data to @Home in the form of electronic

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            data  file(s)  via the  Internet.  DCTI makes no  representation  or warranty as to the capability of the Internet to provide a continuous on-line connection for delivery of the Weather Data. DCTI will make commercially reasonable efforts to ensure that such online connection to the Internet is upheld. DCTI does not warrant or
            guarantee  the  accuracy  of  its  weather,   forecasts.  ALL  OTHER
            WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

       c) @Home Representations and Warranties. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT: (A) @HOME DOES NOT MAKE ANY WARRANTIES CONCERNING THE @HOME NETWORK OR THE @HOME SERVICE, EXPRESS, IMPLIED OR OTHERWISE, (B) @Home SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THIRD PARTY RIGHTS, AND (C) THE @HOME NETWORK, THE @HOME SERVICE, AND ANY AND ALL CONTENT AND TOOLS AND RELATED DELIVERABLES PROVIDED BY @HOME IN CONNECTION WITH: THIS AGREEMENT ARE PROVIDED BY @HOME "AS IS".

       d) Indemnification. Each party will indemnify the other party and its customers and affiliates for, and hold them harmless from, any loss, expense (including reasonable attorney's fees and court costs), damage or liability arising out of any claim, demand or suit resulting from a breach of any of the warranties of the indemnifying party in this Section 13. As a condition to indemnification (a) the indemnified party will promptly inform the indemnifying party in writing of any such claim, demand or suit and the indemnifying party will fully cooperate in the defense thereof; and (b) the indemnified party will not agree to the settlement of any such claim, demand or suit prior to a final judgment thereon without the consent of the indemnifying party.

 14.   Limitation Of Liability.

       a) @HOME, @HOME's DISTRIBUTION AFFILIATES AND DCTI WILL NOT BE LIABLE TO ONE ANOTHER, UNDER ANY LEGAL OR EQUITABLE THEORY, FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES OF ANY KIND, SUFFERED BY OR OTHERWISE CONPENSABLE TO THE OTHER, ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WITH @HOME OR @HOME'S DISTRIBUTION AFFILIATES HAVE ANY LIABILITY OF ANY NATURE OR AMOUNT WHATSOEVER To DCTI ARISING OUT OF, UNDER OR RELATING TO ANY FAILURE OF THE DISTRIBUTION OF THE CONTENT OR ANY PART THEREOF OR ANY SOFTWARE PROGRAM, SOFTWARE OR WEB SITE LINK OR LINK MECHANISM, OR OTHER MATERIAL OR ITEMS THROUGH THE @HOME NETWORK OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY SUCH FAILURE OF DISTRIBUTION RESULTING FROM A DISTRIBUTION AFFILIATE'S ELECTION NOT TO DISTRIBUTE MATERIAL OR ITEMS, OR DUE TO TECHNICAL DIFFICULTIES OR OTHERWISE). IN NO EVENT WILL EITHER PARTYS LIABILITY TO THE OTHER FOR DAMAGES ARISING OUT

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